Exhibit 99.1

Flextronics contacts:

Thomas J. Smach

Chief Financial Officer

+1.408.576.7722

investor_relations@flextronics.com

Renee Brotherton

Senior Director of Corporate Marketing

+1.408.576.7189

renee.brotherton@flextronics.com

FLEXTRONICS ANNOUNCES FIRST QUARTER RESULTS

— Net Income Increases 27%

— Net Debt Reduced by $382 Million in Last 12 Months

Singapore, July 26, 2005 – Flextronics (NASDAQ: FLEX) today announced results for its first fiscal quarter ended June 30, 2005 as follows:

(USD in millions, except EPS)	Three Months Ended June 30,
	2005	2004
Net sales	$3,897.5	$3,880.4
GAAP net income	$58.7	$74.3
Net income, excluding intangibles amortization, restructuring and other charges (1)	$99.6	$78.3
Diluted GAAP EPS	$0.10	$0.13
Diluted EPS, excluding intangibles amortization, restructuring and other charges (1)	$0.17	$0.14

(1)	The non-GAAP financial measures disclosed in this press release exclude certain amounts that are included in the most directly comparable measures under Generally Accepted Accounting Principles (“GAAP”). Non-GAAP results exclude after-tax intangibles amortization, restructuring and other charges, as applicable. The Company recorded intangibles amortization expense of $14.6 million and $8.7 million during the three-month periods ended June 30, 2005 and 2004, respectively. The Company also recorded pre-tax restructuring charges of $32.7 million and $23.6 million during the three-month periods ended June 30, 2005 and 2004, respectively, which were primarily related to the closures and consolidations of various manufacturing facilities. The reconciliation of non-GAAP results to GAAP results is illustrated in Schedule I attached to this press release.

First Quarter 2006 Results

Net sales for the first quarter ended June 30, 2005 were $3.9 billion, which represents an increase of $17 million over the June 2004 quarter.

Excluding intangibles amortization, restructuring and other charges, net income for the first quarter increased 27% to $99.6 million, or $0.17 per diluted share, compared with $78.3 million, or $0.14 per diluted share in the year ago quarter. After tax amortization, restructuring and other charges amounted to $41 million in the current quarter compared to $4 million in the year ago quarter. As a result, GAAP net income for the first quarter decreased by $15.6 million to $58.7 million, or $0.10 per diluted share, as compared to $74.3 million, or $0.13 per diluted share in the year ago quarter.

Return on Invested Tangible Capital (“ROITC”) increased to 25% in the June 2005 quarter from 18% in the prior year comparable quarter while Return on Invested Capital (“ROIC”) increased to 9% in the June 2005 quarter from 8% in the prior year comparable quarter. The Company’s cash conversion cycle was 20 days in the quarter. Excluding restructuring charges, operating margin increased year-over-year for the seventh consecutive quarter to 3.4%.

The Company ended the quarter with $830 million in cash, an increase of $165 million from June 30, 2004 while total debt has decreased by $217 million over the same period. This represents a net debt reduction of $382 million during the last 12 months.

With regard to the June quarter operating results, Michael E. Marks, Chief Executive of Flextronics stated, “We remain focused on achieving our goal of Return on Invested Capital of 15% through improving profitability, asset utilization and cash flow. To this end, we are pleased that we were able to increase our operating margins for the seventh consecutive quarter on a year-over-year basis. This improvement reflects the results of our vertically integrated EMS offering as well as our relentless effort to contain costs in the business. Our world-class working capital management combined with declining capital expenditures should also continue to drive cash flow improvements.”

As previously announced, Flextronics has entered into a definitive agreement to merge its Network Services division with Telavie, a company wholly-owned by Altor 2003 Fund, a Nordic private equity firm. Flextronics will receive an upfront cash payment, deferred and contingent payments, and we will also retain a 30% ownership stake in the merged company. Flextronics has also entered into a separate agreement to sell its semiconductor division to AMIS Holdings, the parent company of AMI Semiconductor. Both divestitures are progressing according to plan and are expected to close during the September 2005 quarter. Flextronics expects to receive cash payments of approximately $550 million in the quarter for these divestitures.

Management plans to disclose the specific impact on the Company’s balance sheet and income statement as a result of these divestitures when they announce financial results for the September 2005 quarter. “We expect to use our available cash to fund growth opportunities in the core EMS business, or redeploy it back into our capital structure. The use of proceeds will be finalized once these divestitures are complete, taking into account prevailing market conditions and a comprehensive analysis of our options to maximize earnings and long-term returns for shareholders,” said Marks.

Guidance

Management provided guidance for quarterly earnings per diluted share (excluding amortization, restructuring and other charges) of $0.18 to $0.21 on revenues of $3.8 billion to $4.2 billion for the September 2005 quarter. Management also reiterated guidance for fiscal year earnings per diluted share (excluding amortization, restructuring and other items) of $0.80 to $0.90 on revenues of $16.4 billion to $17.5 billion for fiscal 2006. The quarterly and fiscal year guidance contemplate the variability in the timing of the divestiture sales and deployment of the proceeds.

Quarterly GAAP earnings per diluted share are expected to be lower than the guidance provided herein by approximately $0.02 to $0.03 per diluted share reflecting quarterly amortization expense. Restructuring and other charges cannot be estimated.

Conference Call and Web Cast

A conference call hosted by Flextronics’ management will be held today at 1:30 p.m. PDT to discuss the Company’s financial results and its outlook. This call will be broadcast via the Internet and may be accessed by logging on to the Company’s website at www.flextronics.com. Additional information in the form of a slide presentation that summarizes the quarterly results may also be found on the Company’s site. A replay of the broadcast will remain available on the Company’s website after the call.

Minimum requirements to listen to the broadcast are Microsoft Windows Media Player software (free download at http://www.microsoft.com/windows/windowsmedia/download/default.asp) and at least a 28.8 Kbps bandwidth connection to the Internet.

About Flextronics

Headquartered in Singapore (Singapore Reg. No. 199002645H), Flextronics is a leading Electronics Manufacturing Services (EMS) provider focused on delivering innovative design and manufacturing services to automotive, industrial, medical, and technology companies. With fiscal year 2005 revenues of USD$15.9 billion, Flextronics helps customers design, build, ship, and service electronics products through a network of facilities in over 30 countries on five continents. This global presence provides customers with complete design, engineering, and manufacturing resources that are vertically integrated with components to optimize their operations by lowering their costs and reducing their time to market. For more information, please visit www.flextronics.com.

# # #

This press release contains forward-looking statements within the meaning of federal securities laws. These forward-looking statements include statements related to anticipated increases in revenues and earnings, anticipated uses of available cash, expected reductions in capital expenditures, anticipated increases in cash flow and return on capital, new business opportunities and the expected impact of our pending divestitures of our Network Services and semiconductor divisions. These forward-looking statements involve risks and uncertainties that could cause the actual results to differ materially from those anticipated by these forward-looking statements. These risks include the challenges of effectively managing our operations; the risk that we may not obtain anticipated new customer programs, or that if we do, they may be delayed, and may not contribute to our revenue or profitability as expected, or at all; the possible need for future restructurings and impairments of assets; the risks that we may not obtain the benefits anticipated from acquisitions or succeed in integrating acquired companies, including integrations necessary pursuant to the Nortel transaction; our ability to respond to changes in economic trends and to fluctuations in demand for customers’ products and changes in customers’ orders; the risks that we may be unable to generate or support increased ODM and design activity; our dependence on a small number of large customers; our dependence on industries affected by rapid technological change; competition in our industry; risks of shortages of key components; and the other risks described under “Business – Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our most recent Annual Report on Form 10-K and in our quarterly reports on Form 10-Q and current reports on Form 8-K, filed with the SEC. The forward-looking statements in this press release are based on current expectations and Flextronics assumes no obligation to update these forward-looking statements.

SCHEDULE I

FLEXTRONICS INTERNATIONAL LTD. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended June 30, 2005			Three Months Ended June 30, 2004
	Non-GAAP(1)	Required Adjustments	GAAP	Non-GAAP(1)	Required Adjustments	GAAP
Net sales	$3,897,531		$3,897,531	$3,880,448		$3,880,448

Cost of sales	3,618,317		3,618,317	3,633,516		3,633,516

Restructuring charges	—	27,572	27,572	—	20,991	20,991

Gross profit	279,214	(27,572)	251,642	246,932	(20,991)	225,941

Selling, general and administrative expenses	147,791		147,791	141,596		141,596

Restructuring charges	—	5,117	5,117	—	2,597	2,597

Operating income	131,423	(32,689)	98,734	105,336	(23,588)	81,748

Intangibles amortization	—	14,621	14,621	—	8,661	8,661

Interest and other expense, net	26,017	—	26,017	18,286		18,286

Income before income taxes	105,406	(47,310)	58,096	87,050	(32,249)	54,801

Provision for (benefit from) income taxes	5,759	(6,370)	(611)	8,705	(28,226)	(19,521)

Net income	$99,647	$(40,940)	$58,707	$78,345	$(4,023)	$74,322

Earnings per share:
Basic	$0.18		$0.10	$0.15		$0.14

Diluted	$0.17		$0.10	$0.14		$0.13

Shares used in computing per share amounts:
Basic	569,325		569,325	530,626		530,626

Diluted	598,298		598,298	568,013		568,013

(1)	The non-GAAP financial measures disclosed in this release exclude certain amounts that are included in the most directly comparable GAAP measures. Non-GAAP results exclude after-tax intangibles amortization, restructuring and other charges, as applicable. The Company recorded intangible amortization expense of $14.6 million and $8.7 million during the quarters ended June 30, 2005 and 2004, respectively. The Company also recorded restructuring charges of $32.7 million and $23.6 million during the quarters ended June 30, 2005 and 2004, respectively, which were primarily related to the closures and consolidations of various manufacturing facilities. The tax benefit related to all of these items and other non-operational tax adjustments amounted to $6.4 million and $28.2 million during the quarters ended June 30, 2005 and 2004, respectively.

SCHEDULE II

FLEXTRONICS INTERNATIONAL LTD. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

(Unaudited)

	June 30, 2005	March 31, 2005
ASSETS

Current Assets:
Cash and cash equivalents	$830,207	$869,258
Accounts receivable, net	2,057,050	1,842,010
Inventories	1,511,004	1,518,866
Deferred income taxes	12,562	12,117
Other current assets	543,863	544,914

Total current assets	4,954,686	4,787,165

Property, plant and equipment, net	1,669,137	1,704,516
Deferred income taxes	690,950	684,952
Goodwill and other intangibles, net	3,461,484	3,502,189
Other assets	321,198	328,750

Total assets	$11,097,455	$11,007,572

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current Liabilities:
Bank borrowings and current portion of long-term debt	$55,627	$17,448
Current portion of capital lease obligations	8,332	8,718
Accounts payable	2,571,883	2,523,269
Other current liabilities	1,318,888	1,330,759

	3,954,730	3,880,194

Long-term debt, net of current portion:
Capital lease obligations	7,156	9,141
Zero Coupon Convertible Junior Subordinated Notes due 2008	200,000	200,000
1 % Convertible Subordinated Notes due 2010	500,000	500,000
6 1/2 % Senior Subordinated Notes due 2013	399,650	399,650
6 1/4 % Senior Subordinate Notes due 2014	507,487	490,270
Other	108,308	110,509
Other liabilities	179,080	193,760

Total shareholders’ equity	5,241,044	5,224,048

Total liabilities and shareholders’ equity	$11,097,455	$11,007,572